Exhibit 99

ORIENT-EXPRESS HOTELS ANNOUNCES SECOND QUARTER NET EARNINGS OF $19.9 MILLION, UP 8% OVER PRIOR YEAR.

Hamilton, Bermuda, August 2, 2006.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 49 luxury hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the second quarter ended June 30, 2006.

For the quarter net earnings were $19.9 million ($0.50 per common share) on revenue of $140.0 million, an increase of 8% over net earnings of $18.5 million ($0.47 per common share) in the year earlier period.  Earnings per common share were up 6% and revenue was up 7% over the second quarter of 2005.

Net earnings for the six months were $12.2 million ($0.31 per common share) on revenue of $221.4 million, a decrease in net earnings of 28% from $16.9 million in the year earlier period.  Earnings per common share were down 33% and revenue was up 4% over the first six months of 2005.

Mr James B Sherwood, Chairman, said that two external factors had resulted in slower earnings growth in the second quarter than expected.  The South African rand declined unexpectedly against the U.S. dollar.  Because of extremely high local currency interest rates the company borrows against its South African properties in U.S. dollars.  Under current accounting rules it must expense the loss on translation of foreign currencies into U.S. dollars even though the loss will not necessarily be realized.  In the second quarter of 2005 the company had a small foreign exchange gain of $0.5 million so the adverse foreign exchange impact was $4 million ($0.10 per common share) year on year.

Second, interest costs in the second quarter were $3.3 million higher than in the second quarter of 2005, largely due to the increases in U.S. dollar interest rates dictated by the U.S. Federal Reserve.  The company finances most of its debt with floating interest rates.

Mr Sherwood said that all the company’s segments had shown improvement at the EBITDA level in the second quarter over the prior year period, except for restaurants which were flat year on year.  European hotels were exceptionally strong with EBITDA up 15%, Southern Africa hotels were up 127%, South Pacific up 61% and management interests up 10%.  Reduced earnings from the Windsor Court Hotel in New Orleans depressed gains from North American hotels as a whole, but the company expects to recover the Windsor Court shortfall through its business interruption insurance which continues for one year after the 2005 hurricanes.

“Recent months have been an extremely busy period for the company.  Not only did we complete the Casa de Sierra Nevada acquisition, we also finalised the acquisition of the Napasai property in Koh Samui and the six hotel Pansea group for about $50 million.  We also raised $100 million of new equity capital at approx. $40 per share, which will greatly assist our expansion program.  We have offers outstanding on three hotels, one in the U.S., one in Brazil and one in Italy.  It is not possible to say if these offers will be accepted (one is a public tender) but we are hopeful”.

Mr Simon M C Sherwood, President, said that EBITDA before the sale of shares in Harry’s Bar grew 10% to $41.1 million, and the average daily room rate of owned hotels in U.S. dollars was up 6% to $417 from $395 in the same period of 2005.  Same store RevPAR in U.S. dollars was up 7% to $269 from $252 in the year earlier period. EBITDA margin for the quarter was up 1% to 29%.

He reviewed performance by region as follows:

Europe.  EBITDA of owned hotels was $24.3 million, compared with $21.1 million in the year earlier period.  The Hotel Caruso Belvedere in Ravello, the Hotel Splendido in Portofino and the Grand Hotel Europe in St Petersburg largely accounted for the favorable variance.  The new spa at Reid’s in Madeira is expected to be completed by September.

North America.  EBITDA of owned hotels was $5.5 million compared with $5.3 million in the year earlier period.  Improvements at La Samanna in St Martin, Keswick Hall in Charlottesville and the Inn at Perry Cabin in St Michael’s were offset by the continued hurricane effect on the Windsor Court in New Orleans (recovery through insurance is expected) and commencement of the reconstruction program at El Encanto in Santa Barbara.

Southern Africa.  EBITDA of owned hotels was $0.6 million compared with $0.3 million in the year earlier period.

South America.  EBITDA of owned hotels was $2.4 million compared with $2.3 million in the year earlier period.  The Miraflores Park Hotel in Lima more than offset a small decline at the Copacabana Palace Hotel in Rio de Janeiro.

The rebuilt banqueting rooms at the Copacabana Palace are expected to be completed in September and the new spa by the end of the year.

South Pacific.  EBITDA of owned hotels was $0.6 million compared with $0.4 million in the prior year period.  All three properties registered gains.

Hotel management and part-ownership.  EBITDA was $6.3 million compared with $5.7 million in the year earlier period.  Charleston Place and Peruvian hotels were largely responsible for the gains.

Restaurants.  EBITDA was $1.5 million compared with $1.6 million in the prior year period.  The reduction was caused by the sale of the company’s 49% interest in Harry’s Bar, London to its partners at a gain of $3.3 million after tax.

Tourist trains and river cruises.  EBITDA was $5.4 million compared with $5.2 million in the prior year period.  Improvements from PeruRail and the Venice Simplon-Orient-Express were offset by worse performance from the British Pullman train.

Mr Simon Sherwood said “The third quarter is our main earnings period of the year and it looks promising with occupancies high and rates firm.”

“At our Cupecoy Village property development in St Martin the infrastructure is largely complete and residential construction is expected to start later this year with completion in 2008”.

“We are now focusing on the major renovations required at El Encanto in Santa Barbara and Casa de Sierra Nevada in San Miguel de Allende, Mexico.  We expect to complete substantially these works by the end of 2007.  In addition to the new spas at Reid’s and the Copacabana Palace we are constructing spas at the Inn at Perry Cabin and the Mount Nelson Hotel.  We will be renovating a floor of rooms at the Ritz in Madrid, another 100 rooms at the Grand Hotel Europe in St Petersburg and expect to complete 9 new suites at La Residencia in Mallorca, all in the first quarter of 2007”, he concluded.

***

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call tomorrow, August 3, 2006 at 10.00 AM (EDT) which is accessible at 1 866 224 2972 (US toll free) or +44 1452 568 061 (Standard International access).  A re-play of the conference call will be available until 5.00 PM (EDT) Wednesday, August 9, 2006 and can be accessed by calling 1 866 247 4222 (US toll free) or +44 1452 550 000 (Standard International #) and entering replay access number 3589638.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2006

SUMMARY OF OPERATING RESULTS

	Three months ended June 30
$’000 — except per share amount	2006	2005
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	61,192	54,688
- North America	22,981	23,439
- Rest of World	22,383	20,229
Hotel management & part ownership interests	6,274	5,687
Restaurants	5,728	5,904
Trains & Cruises	21,396	20,578
Total (1)	139,954	130,525

Analysis of earnings
Owned hotels
- Europe	24,268	21,082
- North America	5,494	5,336
- Rest of World	3,564	2,944
Hotel management & part ownership interests	6,274	5,687
Restaurants	1,491	1,638
Trains & Cruises	5,362	5,166
Central overheads	(5,355)	(4,654)
Gain on sale of investment	6,619	—
EBITDA	47,717	37,199
Depreciation & amortization	(9,296)	(8,632)
Interest	(9,981)	(6,726)
Foreign exchange	(3,478)	495
Earnings before tax	24,962	22,336
Tax	(5,090)	(3,879)
Net earnings on common shares	19,872	18,457

Earnings per common share	0.50	0.47

Number of shares – millions	39.47	39.31

(1)             Comprises earnings from unconsolidated companies of $5,249,000 (2005 - $4,273,000) and revenue of $134,705,000 (2005 - $126,252,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2006

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2006	2005
Average Daily Rate (in U.S. dollars)
Europe	627	582
North America	320	315
Rest of World	248	239
Worldwide	417	395

Rooms Sold (thousands)
Europe	57	55
North America	39	43
Rest of World	49	45
Worldwide	145	143

RevPar (in U.S. dollars)
Europe	413	373
North America	228	224
Rest of World	146	129
Worldwide	269	246

			Change %
			Dollar	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	397	382	4%	7%
North America	303	267	13%	13%
Rest of World	145	129	12%	16%
Worldwide	269	252	7%	10%

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2006

SUMMARY OF OPERATING RESULTS

	Six months ended June 30
$’000 — except per share amount	2006	2005
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	73,577	71,475
- North America	45,886	46,932
- Rest of World	52,211	45,430
Hotel management & part ownership interests	9,644	8,614
Restaurants	11,116	11,146
Trains & Cruises	29,011	29,142
Total (1)	221,445	212,739

Analysis of earnings
Owned hotels
- Europe	17,101	17,958
- North America	11,515	11,494
- Rest of World	13,141	10,038
Hotel management & part ownership interests	9,644	8,614
Restaurants	2,589	2,650
Trains & Cruises	5,528	5,058
Central overheads	(9,887)	(9,151)
Gain on sale of investment	6,619	—
EBITDA	56,250	46,661
Depreciation & amortization	(18,680)	(16,450)
Interest	(18,973)	(13,805)
Foreign exchange	(2,796)	4,075
Earnings before tax	15,801	20,481
Tax	(3,540)	(3,581)
Net earnings on common shares	12,261	16,900

Earnings per common share	0.31	0.46

Number of shares – millions	39.44	37.05

(1)             Comprises earnings from unconsolidated companies of $7,489,000 (2005 - $5,998,000) and revenue of $213,956,000 (2005 - $206,741,000)

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2006

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2006	2005
Average Daily Rate (in U.S. dollars)
Europe	558	518
North America	333	349
Rest of World	282	274
Worldwide	376	373

Rooms Sold (thousands)
Europe	73	78
North America	77	83
Rest of World	107	95
Worldwide	257	256

RevPar (in U.S. dollars)
Europe	307	294
North America	246	239
Rest of World	178	158
Worldwide	238	225

			Change %
			Dollar	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	363	351	4%	7%
North America	336	306	10%	10%
Rest of World	178	158	13%	16%
Worldwide	256	237	8%	11%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(UNAUDITED)

$’000	June 30 2006	December 31 2005

Assets

Cash	55,937	38,397
Accounts receivable	65,980	59,061
Due from related parties	18,204	17,549
Prepaid expenses and other	16,587	13,061
Inventories	32,958	29,636
Real Estate assets	15,084	12,149
Total current assets	204,750	169,853

Property plant & equipment, net of accumulated depreciation	1,094,652	1,017,175
Investments	136,153	129,681
Intangible assets	74,271	62,867
Other assets	41,316	35,986
	1,551,142	1,415,562

Liabilities and Shareholders’ Equity

Working capital facilities	48,697	47,108
Accounts payable	30,534	22,680
Due to related parties	3,292	7,374
Accrued liabilities	62,680	43,545
Deferred revenue	30,158	19,339
Current portion of long-term debt and capital leases	82,353	72,151
Total current liabilities	257,714	212,197

Long-term debt and obligations under capital leases	566,941	496,156
Deferred income taxes	31,262	29,656
Minority interest	1,588	4,153

Shareholders’ equity	693,637	673,400
	1,551,142	1,415,562